Exhibit 99.1

Walter Energy, Inc. P.O. Box 20608 Tampa, Florida 33622-0608 www.walterenergy.com

FOR IMMEDIATE RELEASE	Press Release

Investor Contact: Mark H. Tubb

Vice President — Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director — Corporate Communications

813.871.4132

mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES SECOND QUARTER 2009 EARNINGS OF $0.21 PER DILUTED SHARE

First Half Income From Continuing Operations Up 33.8 Percent Versus Prior Year

First Half Metallurgical Coal Sales Totaled 2.8 Million Tons; Third Quarter 2009 Metallurgical Coal Sales Expected to Total 1.4 — 1.6 Million Tons

(TAMPA, Fla.) — Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium metallurgical coal for the global steel industry, today reported income from continuing operations of $11.3 million, or $0.21 per diluted share, for the quarter ended June 30, 2009, compared to $45.6 million, or $0.85 per diluted share in the second quarter 2008. The Company’s former Financing and Homebuilding operations have now been classified as discontinued operations.

“The Company delivered a solid second quarter despite difficult market conditions,” said Walter Energy Vice Chairman and Chief Financial Officer Victor P. Patrick. “Our shipments improved dramatically in June after a lull in April and May and we are now seeing signs of improvement in the global steel industry. With ample inventory and the ability to start the Mine No. 7 East longwall as soon as market conditions warrant, we are well positioned to take advantage of a strengthening market.”

Second Quarter 2009 Financial & Operating Results from Continuing Operations

Net sales and revenues for the second quarter 2009 totaled $169.1 million, compared to $274.4 million in the prior-year period, and operating income totaled $21.4 million for the quarter, down $50.6 million versus the prior-year period. Both net sales and revenues and operating income were negatively impacted by lower metallurgical coal and coke sales volumes.

Operating income for the first six months of 2009 totaled $122.9 million, up 18.5 percent compared to the first six months of 2008.

Underground Mining

Metallurgical coal sales volumes were 1.1 million tons in the second quarter at an average selling price of $116.15 per short ton FOB Port, versus 1.7 million tons at an average price of $110.79 in the prior-year period. Sales volumes declined 37.6 percent on lower global metallurgical coal demand resulting from lower steel capacity utilization. Second quarter results also include fewer tons shipped due to the delivery of approximately 300,000 tons late in the first quarter originally expected to be shipped in the second quarter.

“The improving shipments were very encouraging, with 630,000 tons sold in June alone. As a result, we exceeded our initial sales expectations for the quarter by about 100,000 tons,” said Jim Walter Resources Chief Executive Officer George R. Richmond.

On a year-to-date basis, metallurgical coal sales volumes totaled 2.8 million tons, down 12 percent versus the first six months of 2008. This compares to steel production declines in Europe and Brazil of approximately 40 percent in the same period.

Total metallurgical coal production in the quarter was 1.3 million tons versus 1.4 million tons in the prior-year period. This is the result of management’s decision to reduce production to match sales by eliminating Saturday production for part of the quarter, as well as a longwall move at Mine No. 7.

Metallurgical coal production at Mine No. 4 totaled 0.7 million tons in the second quarter, down 0.1 million tons versus the prior year. Production costs at No. 4 were $59.66 per ton, an increase of $12.89 over the prior year, primarily as a result of the shortened production week.

Mine No. 7 produced 0.6 million tons in the second quarter, essentially even with the second quarter last year. Production costs at Mine No. 7 were $80.02 per ton compared to $70.64 per ton in the prior-year period. The increase resulted primarily from the shorter operating week and higher labor costs associated with management’s decision to continue development work to enhance productivity in the future. Depreciation was higher as a result of development costs associated with the East expansion.

The natural gas business sold 1.6 billion cubic feet of gas, essentially even with the prior year, at an average price of $3.45 per thousand cubic feet in the second quarter 2009 compared to an average price of $8.99 per thousand cubic feet in the prior-year period.

Surface Mining

Steam and industrial coal sales were 277,000 tons during the second quarter compared to sales of 224,000 tons in the prior-year period. Average selling price increased by 19.3 percent due to higher contract prices. Production totaled 374,000 tons in the second quarter versus prior-year production of 221,000 tons. Sales and production increases resulted primarily from the acquisition of Taft Coal Sales in the third quarter 2008.

Walter Coke (formerly Sloss)

Walter Coke reported a $2.7 million operating loss in the second quarter on sales of 28,247 tons of metallurgical coke at an average price of $369.07 per ton. In the prior year, Walter Coke sold 106,431 tons at $397.50 per ton. Declines in revenue and operating income in the current period reflect significantly lower coke sales driven by lower demand from the domestic steel industry. Production has been reduced in response to weak demand; however, fixed costs negatively impacted profitability. Results in the current period also include $1.1 million in legal settlement costs.

Corporate and Other

Interest expense totaled $4.4 million in the quarter, down $6.8 million versus the prior-year period. The Company reduced interest expense in the current quarter by paying down its revolving credit facility balance to zero. Interest expense in the second quarter last year included $3.1 million in costs associated with the early repayment of debt and also reflected higher average debt outstanding.

As of June 30, 2009, the Company had available liquidity of $325.9 million, including cash of $42.0 million and $283.9 million available under its credit facility. Total net debt outstanding at June 30, 2009 was $147.2 million compared to $115.5 million at the end of the first quarter 2009. Total credit availability reflects a step down of the total revolver commitment to $350.0 million at June 30, 2009.

Business Outlook

Third quarter 2009 expectations include the following:

Metallurgical Coal Sales(1)	Q2-2009 A	Q3-2009 E
Tons Sold (short tons, in millions)	1.1	1.4 - 1.6
Average Operating Margin(2) Per Ton	$21.27	$13 - $17

Steam & Industrial Coal Sales(3)	Q2-2009 A	Q3-2009 E
Tons Sold (short tons)	277,000	300,000 - 330,000
Average Operating Margin(2) Per Ton	$14.66	$12 - $17

Coke Sales	Q2-2009 A	Q3-2009 E
Tons Sold	28,200	20,000 - 28,000
Average Operating Margin (Loss)(2) Per Ton (4)	$(53.79)	$(141) - $(57)

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

(1)	Includes the underground mining operation at Jim Walter Resources; excludes the coal bed methane operation
(2)	Operating margin is defined as operating income (Earnings Before Interest & Taxes) from each business shown
(3)	Includes the surface mining operations; excludes income from royalties and miscellaneous land sales reported in the surface mining segment
(4)	Excludes $1.1 million in charges in the second quarter related to a legal settlement

Third quarter 2009 metallurgical coal sales expectations are based on shipments to date and expected shipping schedules for the remainder of the quarter.

“In April and May, we sold tons into the spot market and delivered provisionally priced coal as we waited for the market to develop,” said Richmond. “We are now seeing strengthening demand and contract pricing opportunities in line with, and in some cases better than, the Australian benchmark of $129 per metric ton.”

Metallurgical coal production is expected to be between 1.4 and 1.6 million tons in the third quarter. Jim Walter Resources recently restarted Saturday production on improving sales demand early in the period. The Company plans to begin longwall production from its 7 East expansion in early January 2010.

Third quarter metallurgical coal operating margins are expected to be reduced by higher costs in inventory at the beginning of the period. Production costs are expected to drop to an average $60 - $65 per ton in the quarter as production volumes increase and the mix of longwall tons to continuous miner tons improves.

Capital expenditures were $17.2 million in the second quarter, totaling $52.4 million in the first half. The Company expects capital expenditures to total about $34 million in the second half.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Energy’s second quarter results, its outlook and other general business matters during a conference call and live Web cast to be held on Thursday, July 23, 2009, at 10 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterenergy.com.

About Walter Energy

Walter Energy, based in Tampa, Fla., is a leading U.S. producer and exporter of premium metallurgical coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.2 billion and employs approximately 2,100 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause Walter Energy’s actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for the Company’s products as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in Walter Energy’s mining operations; changes in customer orders; pricing actions by the Company’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; and changes in general economic conditions. Forward- looking statements made by Walter Energy in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by Walter Energy, including the Risk Factors described in the Company’s 2008 Annual Report on Form 10-K and Walter Energy’s other filings with the Securities and Exchange Commission. Walter Energy has no obligation to update its forward-looking statements as of any future date.

- WLT -

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the three months
	ended June 30,
	2009	2008
Net sales and revenues:
Net sales	$167,005	$269,439
Miscellaneous income	2,115	4,969
	169,120	274,408

Costs and expenses:
Cost of sales (exclusive of depreciation)	105,343	164,123
Depreciation	18,268	12,180
Selling, general and administrative	16,188	19,192
Postretirement benefits	7,781	6,860
Amortization of intangibles	111	67
	147,691	202,422

Operating income	21,429	71,986
Interest expense	(4,416)	(11,183)
Interest income	202	185
Income from continuing operations before income taxes	17,215	60,988
Income tax expense	5,879	15,357
Income from continuing operations	11,336	45,631
Discontinued operations (1)	(265)	5,145
Net income	$11,071	$50,776

Basic income per share:
Income from continuing operations	$0.21	$0.86
Discontinued operations	—	0.10

Basic net income per share	$0.21	$0.96

Weighted average number of shares outstanding	52,874,868	52,982,775

Diluted income per share:
Income from continuing operations	$0.21	$0.85
Discontinued operations	—	0.09

Diluted net income per share	$0.21	$0.94

Weighted average number of diluted shares outstanding	53,412,056	53,771,216

(1)

Discontinued operations includes the results of Financing, Homebuilding and Kodiak Mining, Co., (“Kodiak”), for all periods presented. On April 17, 2009, Financing was spun off to shareholders and merged with Hanover Capital Mortgage Holdings, Inc., creating Walter Investment Management Corporation, a publicly traded real estate investment trust. The Company announced the closure of its Homebuilding business in January 2009 and continues to liquidate the remaining assets. The Company’s Kodiak mining operations were closed in December 2008.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months
	ended June 30,
	2009	2008

NET SALES AND REVENUES:
Underground Mining (1)	$130,411	$227,664
Surface Mining (1)	21,680	15,218
Walter Coke	18,650	53,265
Other	809	550
Consolidating eliminations of intersegment activity	(2,430)	(22,289)
	$169,120	$274,408

OPERATING INCOME (LOSS):
Underground Mining (1)	$22,637	$63,717
Surface Mining (1)	5,338	1,351
Walter Coke	(2,665)	15,091
Other	(4,663)	(8,012)
Consolidating eliminations of intersegment activity	782	(161)
Operating income	$21,429	$71,986

(1)

The previous year’s presentation has been revised to reflect a change in reportable segments from Natural Resources to Underground Mining and Surface Mining and to exclude Kodiak, which is reported as discontinued operations. Underground Mining includes the Company’s deep underground metallurgical coal operations from the No. 4 and No. 7 mines, and its natural gas operations. Surface Mining includes the operations of Tuscaloosa Resources, Inc., Taft Coal Sales & Associates and Walter Minerals.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the six months
	ended June 30,
	2009	2008
Net sales and revenues:
Net sales	$445,171	$467,415
Miscellaneous income	7,086	7,926
	452,257	475,341

Costs and expenses:
Cost of sales (exclusive of depreciation)	245,809	297,811
Depreciation	36,002	24,308
Selling, general and administrative	31,853	35,657
Postretirement benefits	15,425	13,717
Amortization of intangibles	223	139
	329,312	371,632

Operating income	122,945	103,709
Interest expense	(9,215)	(16,897)
Interest income	476	365
Income from continuing operations before income taxes	114,206	87,177
Income tax expense	30,020	24,266
Income from continuing operations	84,186	62,911
Discontinued operations (1)	(12)	(11,636)
Net income	$84,174	$51,275

Basic income (loss) per share:
Income from continuing operations	$1.58	$1.20
Discontinued operations	—	(0.22)

Basic net income per share	$1.58	$0.98

Weighted average number of shares outstanding	53,113,659	52,581,857

Diluted income (loss) per share:
Income from continuing operations	$1.57	$1.18
Discontinued operations	—	(0.22)

Diluted net income per share	$1.57	$0.96

Weighted average number of diluted shares outstanding	53,514,579	53,332,579

(1)

Discontinued operations includes the results of Financing, Homebuilding and Kodiak Mining, Co., (“Kodiak”), for all periods presented. On April 17, 2009, Financing was spun off to shareholders and merged with Hanover Capital Mortgage Holdings, Inc., creating Walter Investment Management Corporation, a publicly traded real estate investment trust. The Company announced the closure of its Homebuilding business in January 2009 and continues to liquidate the remaining assets. The Company’s Kodiak mining operations were closed in December 2008.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the six months
	ended June 30,
	2009	2008

NET SALES AND REVENUES:
Underground Mining (1)	$374,610	$370,869
Surface Mining (1)	48,298	29,695
Walter Coke	40,557	104,136
Other	1,129	841
Consolidating eliminations of intersegment activity	(12,337)	(30,200)
	$452,257	$475,341

OPERATING INCOME (LOSS):
Underground Mining (1)	$122,490	$83,045
Surface Mining (1)	10,853	3,982
Walter Coke	(1,072)	33,791
Other	(9,814)	(16,441)
Consolidating eliminations of intersegment activity	488	(668)
Operating income	$122,945	$103,709

(1)

The previous year’s presentation has been revised to reflect a change in reportable segments from Natural Resources to Underground Mining and Surface Mining and to exclude Kodiak, which is reported as discontinued operations. Underground Mining includes the Company’s deep underground metallurgical coal operations from the No. 4 and No. 7 mines, and its natural gas operations.  Surface Mining includes the operations of Tuscaloosa Resources, Inc., Taft Coal Sales & Associates and Walter Minerals.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2009	2008	2009	2008
Operating Data:
Underground Mining Tons sold by type (in thousands):
Metallurgical coal, contracts	1,051	1,535	2,749	3,012
Purchased coal	39	212	94	229
	1,090	1,747	2,843	3,241

Average selling price per short ton	$113.63	$110.79	$125.72	$98.61

Tons sold by mine (in thousands):
Mine No. 4	571	995	1,360	1,846
Mine No. 7	480	540	1,389	1,166
Total	1,051	1,535	2,749	3,012

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$72.46	$60.23	$68.28	$56.39
Mine No. 7 per ton	$55.64	$78.36	$58.61	$77.30
Weighted average cost of sales per ton	$64.78	$66.62	$63.39	$64.48
Purchased coal costs (in thousands)	$1,535	$11,728	$3,956	$12,416
Other costs (in thousands) (1)	$4,664	$4,796	$6,357	$7,402

Tons of coal produced (in thousands):
Mine No. 4	656	773	1,426	1,742
Mine No. 7	599	622	1,768	1,260
Total	1,255	1,395	3,194	3,002

Coal production costs per ton: (2)
Mine No. 4	$59.66	$46.77	$54.10	$40.79
Mine No. 7	$80.02	$70.64	$62.41	$68.98
Weighted average production costs per ton	$69.38	$57.41	$58.70	$52.62

Natural gas sales, in mmcf (in thousands)	1,589	1,612	3,273	3,177
Natural gas average sale price per mmcf	$3.45	$8.99	$4.79	$8.48
Natural gas cost of sales per mmcf	$2.63	$3.99	$2.60	$3.47

Surface Mining
Tons sold (in thousands)	277	224	606	423
Tons of coal produced (in thousands)	374	221	669	433
Average selling price per short ton	$73.60	$61.71	$71.90	$60.64
Coal production costs per ton	$50.52	$61.83	$57.42	$56.42

(1)	Consists of charges (credits) not directly allocable to a specific underground mine.

(2)

Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2009	2008	2009	2008
Operating Data (continued):

Walter Coke:
Metallurigical coke tons sold	28,247	106,431	73,447	210,454
Metallurigical coke average sales price per ton	$369.07	$397.50	$331.65	$393.05

Depreciation ($ in thousands):
Underground Mining	$14,787	$9,995	$28,936	$19,755
Surface Mining	2,226	978	4,552	2,108
Walter Coke	1,151	979	2,278	1,985
Other	104	228	236	460
	$18,268	$12,180	$36,002	$24,308

Capital expenditures ($ in thousands):
Underground Mining	$13,791	$28,828	$37,497	$49,022
Surface Mining	2,110	493	11,808	1,272
Walter Coke	1,336	2,017	3,051	3,592
Other	—	7	7	113
	$17,237	$31,345	$52,363	$53,999

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	As of
	June 30,	December 31,
	2009	2008
ASSETS
Current assets of continuing operations:
Cash and cash equivalents	$42,030	$116,074
Receivables, net	102,469	140,423
Inventories	136,583	75,172
Deferred income taxes	27,329	84,669
Other current assets	34,466	26,119
Total current assets	342,877	442,457
Property, plant and equipment, net	519,847	504,585
Deferred income taxes	224,747	179,402
Other long-term assets	67,215	69,251
Total assets of continuing operations	1,154,686	1,195,695

Assets of discontinued operations:
Current assets (1)	26,505	16,158
Long-term assets (1)	—	18,396
Unclassified assets (2)	—	1,837,744
Total assets of discontinued operations	26,505	1,872,298
TOTAL ASSETS	$1,181,191	$3,067,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities of continuing operations
Accounts payable	$46,858	$60,497
Accrued expenses	39,231	57,230
Current debt	21,835	13,480
Accumulated postretirement benefits obligation	19,130	19,124
Other current liabilities	19,663	20,801
Total current liabilities of continuing operations	146,717	171,132
Long-term debt	167,353	211,905
Accumulated postretirement benefits obligation	351,116	349,184
Other long-term liabilities	262,532	273,645
Total liabilities of continuing operations	927,718	1,005,866

Liabilities of discontinued operations:
Current liabilities (1)	9,419	12,400
Unclassified liabilities (2)	—	1,419,458
Total liabilities of discontinued operations	9,419	1,431,858
TOTAL LIABILITIES	937,137	2,437,724

STOCKHOLDERS’ EQUITY	244,054	630,269
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,181,191	$3,067,993

(1)  Includes the remaining assets and liabilities of the Company’s closed businesses: Homebuilding and Kodiak.

(2)  Represents the assets and liabilities of the Company’s Financing business, which was spun off to shareholders on April 17, 2009.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2009

($ in thousands)

Unaudited

						Accumulated
			Capital in			Other
		Common	Excess of	Comprehensive	Retained	Comprehensive
	Total	Stock	Par Value	Income	Earnings	Loss

Balance at December 31, 2008	$630,269	$541	$714,174		$50,990	$(135,436)

Comprehensive income:
Net income	84,174			$84,174	84,174
Other comprehensive income (loss), net of tax:
Change in pension and postretirement benefit plans	3,711			3,711		3,711
Change in unrealized gain (loss) on hedges	(1,338)			(1,338)		(1,338)
Comprehensive income				$86,547

Purchases of stock under stock repurchase program	(27,963)	(13)	(27,950)
Stock dividend for spin-off of Financing	(439,093)		(321,301)		(116,106)	(1,686)
Dividends paid, $0.20 per share	(10,598)				(10,598)
Stock-based compensation	4,053		4,053
Other	839	1	838
Balance at June 30, 2009	$244,054	$529	$369,814		$8,460	$(134,749)

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the six months ended June 30,
	2009	2008

OPERATING ACTIVITIES
Net income	$84,174	$51,275
Loss from discontinued operations	12	11,636
Income from continuing operations	84,186	62,911

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities:
Depreciation	36,002	24,308
Other	20,694	9,556

Decrease (increase) in assets:
Receivables	37,960	(49,527)
Inventories	(61,411)	(16,236)
Other current assets	6,968	13,976
Increase (decrease) in liabilities:
Accounts payable	(13,639)	15,938
Accrued expenses and other current liabilities	(17,601)	(10,051)
Cash flows provided by operating activities	93,159	50,875

INVESTING ACTIVITIES
Additions to property, plant and equipment	(52,363)	(53,999)
Other	2,278	(1,134)
Cash flows used in investing activities	(50,085)	(55,133)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	280,000
Retirements of debt	(48,907)	(315,669)
Proceeds from stock offering	—	280,432
Dividends paid	(10,598)	(5,225)
Cash spun off to Financing	(33,821)	—
Purchases of stock under stock repurchase program	(27,963)	(1,765)
Other	63	6,307
Cash flows provided by (used in) financing activities	(121,226)	244,080
Cash flows provided by (used in) continuing operations	(78,152)	239,822

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by (used in) operating activities	21,981	(6,856)
Cash flows provided by investing activities	23,006	20,521
Cash flows used in financing activities	(41,385)	(266,448)
Cash flows provided by (used in) discontinued operations	3,602	(252,783)

Net decrease in cash and cash equivalents	$(74,550)	$(12,961)

Cash and cash equivalents at beginning of period	$116,074	$27,459
Add: Cash and cash equivalents of discontinued operations at beginning of year	1,598	3,155
Net decrease in cash and cash equivalents	(74,550)	(12,961)
Less: Cash and cash equivalents of discontinued operations at end of period	1,092	2,455
Cash and cash equivalents at end of period	$42,030	$15,198

SUPPLEMENTAL DISCLOSURE
Non-cash transaction: financing of one-year property insurance policy	$12,710	$17,355
Non-cash transaction: dividend to spin off Financing	$437,407	NA